Exhibit 99.1

Deep Well Oil & Gas Welcomes David Roff to the Board

APRIL 6, 2006 - 9:00 ET

EDMONTON, ALBERTA--(CCNMatthews - April 6, 2006) - Deep Well Oil & Gas, Inc. and its subsidiaries ("Deep Well") (PINK SHEETS:DWOG) are pleased to announce the addition of Mr. David Roff, CA as a director of the company.

Mr. David Roff, CA, is the Co-President of a private consulting and investment firm. Mr. Roff has held this position since 2001. Mr. Roff was the President and Director of Deep Well Oil & Gas from September 2003 until February 2004. Mr. Roff's firm Brave Consulting has been engaged with Deep Well Oil & Gas since July 2005 until the present. Mr. Roff has extensive experience with small cap public companies. He has been working with or consulting for small cap public companies for over nine years. Prior to that, Mr. Roff was a management consultant for Coopers & Lybrand Consulting where he advised large financial institutions, investment funds and other organizations on technology and internal control strategies. Mr. Roff has a Bachelor of Arts degree from the University of Western Ontario. He is also a Chartered Accountant.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada. Deep Well and its subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. have an 80% working interest, subject to a farmout agreement, in 63 contiguous sections of oil sands leases and 6.5 sections of oil sands permits in the Sawn Lake heavy oil area in North Central Alberta. The permits and leases cover 43,964 acres. After Signet Energy drills 10 wells at no cost to Deep Well, they will fully earn their interest in the project. Deep Well will then directly hold 40% of the project. In addition, Deep Well owns approximately 29.5% of Signet's common shares. A previously published independent engineering report estimated that, there are 819.5 million original barrels of oil in place.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

CONTACT INFORMATION
Deep Well Oil & Gas, Inc.
Investor Relations
1 888-OILSAND (1-888-645-7263)
www.deepwelloil.com